SCHEDULE 14A INFORMATION

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Agilent Technologies, Inc.

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Agilent Technologies, Inc. 395 Page Mill Road Palo Alto, California 94306
Edward W. Barnholt Chairman of the Board, President and Chief Executive Officer

January 13, 2005

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Agilent Technologies, Inc. (“Agilent”) to be held on Tuesday, March 1, 2005, at 10 a.m. at the South San Francisco Conference Center located at 255 South Airport Boulevard, South San Francisco, California (U.S.A.). Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

As in prior years, in order to reduce the cost of these materials, we have combined our Notice of Annual Meeting, Proxy Statement, Annual Report and Annual Report Financial Statements into a single document. Also enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card.

If you are unable to attend the annual meeting in person, you may participate through the web or by telephone. To participate in the live webcast, log on at http://investor.agilent.com/calendar.cfm and select the link for the webcast in the “Events and Presentations” section of the site. To listen by telephone, please call (800) 946-0713 (international callers should dial (719) 457-2642). The webcast will begin at 10 a.m. and will remain on the company website for 1 year. You cannot record your vote on this website or at this phone number.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of, and continued interest in, Agilent.

Sincerely,

/s/ Edward W. Barnholt

Admission to the annual meeting will be limited to stockholders. Please note that an admission ticket and picture identification will be required to enter the annual meeting. Each stockholder will be entitled to bring a guest to the annual meeting. For stockholders of record, an admission ticket is printed on the back cover of these proxy materials. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is an Agilent stockholder. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or items prior to their admission to the annual meeting.

2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

AGILENT TECHNOLOGIES, INC.

395 Page Mill Road

Palo Alto, California 94306

(650) 752-5000

Notice of Annual Meeting of Stockholders

TIME	10:00 a.m. on Tuesday, March 1, 2005

PLACE	South San Francisco Conference Center
South San Francisco, California (U.S.A.)

ITEMS OF BUSINESS	(1) To elect directors to a 3-year term.

(2) To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.

(3) To approve the Amended and Restated Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees.

(4) To consider such other business as may properly come before the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on Monday, January 3, 2005.

ANNUAL MEETING ADMISSION	Two cut-out admission tickets are printed on the back cover of these proxy materials. Please contact Agilent’s Investor Relations Department at our headquarters if you need additional tickets.

The annual meeting will begin promptly at 10 a.m. In order to avoid any disruption for those in attendance, latecomers will not be seated.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

By Order of the Board,

/s/ D. Craig Nordlund

D. CRAIG NORDLUND

Senior Vice President, General Counsel and Secretary

This proxy statement and the accompanying proxy card are being distributed on or about

January 13, 2005.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Agilent’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Agilent’s annual meeting of stockholders, which will take place on March 1, 2005. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information. Agilent’s 2004 Annual Report, audited financial statements, proxy card and return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting:

•	the election of directors for a 3-year term;

•	the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm; and

•	the approval of the Amended and Restated Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees.

Q:	What is the Agilent Board’s voting recommendation?

A:	Agilent’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm and “FOR” the approval of the Amended and Restated Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on January 3, 2005 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, including shares purchased through the Agilent Technologies, Inc. 1999 Stock Plan (“Stock Plan”) and the Agilent Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Agilent Technologies, Inc. 401(k) Plan (“401(k) Plan”).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Agilent hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Agilent’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you directly by Agilent. As the stockholder of record, you have the right to grant your voting proxy directly to Agilent or to vote in person at the annual meeting. Agilent has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring your admission ticket and the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Agilent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may direct your vote without attending the annual meeting by voting (1) on the Internet, (2) on the telephone or (3) by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for more detailed instructions.

Q:	Can I change my vote?

A:	You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, your vote may be cast “FOR” or, “AGAINST” or you may “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Any undirected shares that you hold in the 401(k) Plan will be voted in proportion to the way the other 401(k) Plan stockholders vote their 401(k) Plan shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The affirmative vote of a majority of those shares present and entitled to vote is required to approve (1) the ratification of the Audit and Finance Committee’s appointment of

PricewaterhouseCoopers LLP as our independent registered public accounting firm and (2) the Amended and Restated Agilent Technologies, Inc. Performance- Based Compensation Plan for Covered Employees. If you are a beneficial owner of Agilent shares and do not provide the stockholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, as described in “What is the quorum requirement for the annual meeting?” in the section entitled “Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals” located at the end of this proxy statement. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I obtain an admission ticket for the annual meeting?

A:	An admission ticket is printed on the back cover of these proxy materials.

Q:	Where can I find the voting results of the annual meeting?

A:	Agilent will announce preliminary voting results at the annual meeting and publish final results in Agilent’s quarterly report on Form 10-Q for the second quarter of fiscal 2005.

BOARD STRUCTURE AND COMPENSATION

The Board is divided into three classes serving staggered three-year terms. The Board has 9 directors and the following 4 committees: (1) Audit and Finance, (2) Compensation, (3) Nominating/Corporate Governance and (4) Executive. The membership during the 2004 fiscal year and the function of each committee is described below. During the 2004 fiscal year, the Board held 8 meetings. The Audit and Finance, Nominating/Corporate Governance, Compensation and Executive Committees held 9, 1, 5 and 1 meetings, respectively. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings.

Name of Director	Audit and Finance		Compensation		Nominating		Executive
Non-Employee Directors:
James G. Cullen(1)			X	*	X
Robert J. Herbold(2)	X				X
Walter B. Hewlett(3)	X				X
Robert L. Joss(4)	X				X
Koh Boon Hwee(5)			X		X
Heidi Kunz(6)	X	*			X
David M. Lawrence, M.D(7)			X		X	*	X	*
A. Barry Rand(8)			X		X
Employee Directors:
Edward W. Barnholt(9)							X
X =	Committee member; * = Chairperson
(1)	Mr. Cullen has served as a director since April 2000.
(2)	Mr. Herbold has served as a director since June 2000.
(3)	Mr. Hewlett has served as a director since July 1999.
(4)	Mr. Joss has served as a director since July 2003.
(5)	Mr. Koh has served as a director since May 2003.
(6)	Ms. Kunz has served as a director since February 2000.
(7)	Dr. Lawrence has served as a director since July 1999 and as the Lead Independent Director since March 2003.
(8)	Mr. Rand has served as a director since November 2000.
(9)	Mr. Barnholt has served as a director since May 1999 and Chairman of the Board since November 21, 2002.

Audit and Finance Committee

The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Agilent’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters.

In discharging its duties, the Audit and Finance Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of Agilent’s independent registered public accounting firm to perform audit and non-audit services and the related fees;

•	meet independently with Agilent’s internal auditing staff, independent registered public accounting firm and senior management;

•	review the integrity of Agilent’s financial reporting process and the adequacy of the company’s internal controls;

•	review Agilent’s consolidated financial statements and disclosures and U.S. Securities & Exchange Commission (“SEC”) filings;

•	review funding and investment policies, implementation of funding policies and investment performance of Agilent’s benefit plans;

•	monitor compliance with Agilent’s standards of business conduct; and

•	review disclosures from Agilent’s independent registered public accounting firm regarding Independence Standards Board Standard No. 1.

Compensation Committee

The Compensation Committee reviews the performance of Agilent’s elected officers and other key employees and determines, approves and reports to the Board on the elements of their compensation, including total cash compensation and long-term equity based incentives. In addition, the Compensation Committee:

•	approves and monitors Agilent’s benefit plan offerings;

•	supervises and oversees the administration of Agilent’s incentive compensation, variable pay and stock programs;

•	recommends to the Board the annual retainer fee as well as other compensation for non-employee directors; and

•	has sole authority to retain and terminate executive compensation consultants.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee proposes a slate of directors for election by Agilent’s stockholders at each annual meeting and appoints candidates to fill any vacancies on the Board. It is also responsible for approving management succession plans, determining the appropriate Board size and committee structure and developing and reviewing corporate governance principles applicable to Agilent. During fiscal year 2004, the Committee met one time. Each of the members of the Committee meets the definition of “independence” set forth in the NYSE’s corporate governance listing standards.

The Nominating/Corporate Governance Committee will consider candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled “Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals” located at the end of this proxy statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Committee.

Agilent hires Egon Zehnder International, a search firm, to help identify and facilitate the screening and interview process of candidates for director. To be considered by the Committee, a director nominee must have:

•	experience as a Board member or senior officer of a Fortune 200 or equivalent company or have achieved national prominence in an academic, government or other relevant field;

•	breadth of experience;

•	soundness of judgment;

•	the ability to make independent, analytical inquiries;

•	the willingness and ability to devote the time required to perform Board activities adequately; and

•	the ability to represent the total corporate interests of Agilent.

In addition to these minimum requirements, the Committee will also evaluate whether the candidate’s skills are complementary to the existing Board members’ skills and the Board’s needs for operational, management, financial, international, technological or other expertise. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Committee to review and helps set up interviews. The Committee and Agilent’s Chief Executive Officer interview candidates that meet the criteria, and the Committee selects candidates that best suit the Board’s needs.

Executive Committee

The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Agilent’s Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other committees or take any action not permitted under Delaware law to be delegated to a committee.

Statement on Corporate Governance

Agilent has had formal corporate governance standards in place since the company’s inception in 1999. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted charters for our Compensation Committee, Audit and Finance Committee and Nominating/Corporate Governance Committee consistent with the applicable rules and standards.

You can access our committee charters and standards of business conduct in the “Corporate Governance Policies” section, which is on the left side of our web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attention: Investor Relations. In accordance with NYSE corporate governance listing standards, Dr. David M. Lawrence has been designated as the Lead Independent Director. Agilent’s non-employee directors meet at regularly scheduled executive sessions without management at which Dr. Lawrence presides.

Stockholders and other interested parties may communicate with the Board and Agilent’s Lead Independent Director by filling out the form at http://investor.agilent.com/emailleaddirector.cfm or by writing to Dr. Lawrence, c/o Agilent Technologies, Inc., General Counsel, 395 Page Mill Road, MS A3-11, Palo Alto, California 94306. The General Counsel will perform a legal review in the normal discharge of his duties to insure that communications forwarded to the Lead Independent Director preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the “Unrelated Items”) will not be forwarded to the Lead Independent Director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Lead Independent Director. Any communication that is relevant to the conduct of Agilent’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Lead Independent Director and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with Agilent management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. Agilent encourages, but does not require, its board members to attend the annual stockholders meeting. Last year, two of our directors attended the annual stockholders meeting.

Agilent adopted the following standards for director independence in compliance with the NYSE corporate governance listing standards:

1.    No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Agilent or any of its sub -

sidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Agilent). Agilent or any of its subsidiaries must identify which directors are independent and disclose the basis for that determination.

In addition, a director is not independent if:

2.    The director is, or has been within the last three years, an employee of Agilent or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer, of Agilent or any of its subsidiaries.

3.    The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Agilent or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.    (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Agilent’s or any of its subsidiaries audit within that time.

5.    The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Agilent’s or any of its subsidiaries present executive officers at the same time serves or served on that company’s compensation committee.

6.    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Agilent or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board determined that James G. Cullen, Robert J. Herbold, Walter B. Hewlett, Robert L. Joss, Koh Boon Hwee, Heidi Kunz, David M. Lawrence, M.D. and A. Barry Rand meet the aforementioned independence standards. Edward W. Barnholt does not meet the aforementioned independence standards because he is Agilent’s current President, Chief Executive Officer and an employee of Agilent.

DIRECTOR COMPENSATION ARRANGEMENTS AND STOCK OWNERSHIP GUIDELINES

Director Compensation Arrangements

The following table provides information on Agilent’s compensation and reimbursement practices during the fiscal year ended October 31, 2004 for non-employee directors. Directors who are employed by Agilent do not receive any compensation for their board activities.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2004
	Cash Payment(2)	Option Payment(3)
Annual Director Retainer(1)	$65,000	$75,000
Annual Lead Independent Director Retainer(4)	$100,000	$75,000
Additional Retainer for Committee Chairs(5)	$5,000 to $10,000	$0

(1)	All directors served the entire 2004 fiscal year.

(2)	The directors may elect to defer all or part of the cash component of his or her annual retainer and committee chair premium under a deferred compensation plan sponsored by Agilent Technologies, Inc. Any cash compensation that is deferred is converted into Agilent common stock.

(3)	Stock options were valued using the Black-Scholes methodology. Annual retainer grants were granted on the later of March 1 or the first business day following Agilent’s annual stockholders’ meeting. The Lead Independent Director is not eligible to receive any committee chair premiums.

(4)	Mr. Barnholt served as Chairman of the Board since November 21, 2002. As an Agilent employee, he receives no additional compensation for his board service.

(5)	The Chairpersons of the Compensation Committee and the Audit and Finance Committee of the Board, provided they are not the Lead Independent Director, receive an additional $10,000 in cash and the Chairperson of all other Board Committees, provided that they are not the Lead Independent Director, receive an additional $5,000 in cash. The Lead Independent Director is not eligible to receive any committee chair premiums. In fiscal year 2004, Mr. Cullen received $10,000 for chairing the Compensation Committee, and Ms. Kunz received $10,000 for chairing the Audit and Finance Committee. Dr. Lawrence, the Lead Independent Director, chaired both the Nominating/Corporate Governance Committee and the Executive Committees and receives no committee chair premiums.

Stock Ownership Guidelines

Agilent increased the required level of stock ownership for its directors in 2004. The company now requires each director to own a minimum of 5,000 shares of Agilent common stock. These ownership levels must be attained by the later of five years from the date they were first elected to their positions as directors or the end of fiscal year 2007.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Agilent’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

The terms for three directors will expire at this 2005 annual meeting. The three nominees named below are the only individuals proposed for election to the Board at this 2005 annual meeting. Directors elected at the 2005 annual meeting will hold office for a three-year term expiring at the annual meeting in 2008 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of Agilent. Information regarding the business experience of each of the nominees is provided below. There are no family relationships among Agilent’s executive officers and directors.

Nominees for Three-Year Terms That Will Expire in 2008

Heidi Kunz Age 50	Ms. Kunz has been a director of Agilent since February 2000. Ms. Kunz has served as Executive Vice President and Chief Financial Officer of Blue Shield of California since September 2003. Ms. Kunz served as an Executive Vice President and the Chief Financial Officer of Gap, Inc. from 1999 to January 2003. Prior to assuming that position, Ms. Kunz served as the Chief Financial Officer of ITT Industries, Inc. from 1995 to 1999. From 1979 to 1995, Ms. Kunz held senior financial management positions at General Motors Corporation, including Vice President and Treasurer.

David M. Lawrence, M.D. Age 64	Dr. Lawrence has been a director of Agilent since July 1999. Dr. Lawrence has been Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals since May 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence is a director of Pacific Gas and Electric Company, McKesson Corporation and Raffles Medical Group, Inc.

A. Barry Rand Age 60	Mr. Rand has been a director of Agilent since November 2000. Mr. Rand has served as Chairman and Chief Executive Officer of Equitant since February 2003. Mr. Rand was the Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from November 1999 to March 2001, and continues to hold the title of Chairman Emeritus. Prior to joining Avis Group, Mr. Rand was Executive Vice President, Worldwide Operations, for Xerox Corporation from 1992 to 1999. Mr. Rand is a member of the board of directors of Abbott Laboratories and Aspect Communications, where he serves as non-executive Chairman. Mr. Rand holds a MBA from Stanford University where he also was a Stanford Sloan Executive Fellow.

Agilent’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

The Agilent directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or earlier in accordance with Agilent’s Bylaws. Information regarding the business experience of each of such directors is provided below.

Directors Whose Terms Will Expire in 2006

Edward W. Barnholt Age 61	Mr. Barnholt has served as Agilent’s President and Chief Executive Officer and as a director since May 1999 and also as Chairman of the Board since November 2002. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999, which included the business organizations that have become Agilent. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. He is a director of KLA-Tencor Corporation.

Robert J. Herbold Age 62	Mr. Herbold has been a director of Agilent since June 2000. He was an Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 to April 2001 and served as an Executive Vice President (part-time) of Microsoft Corporation until June 2003. Prior to joining Microsoft, Mr. Herbold was employed by The Procter & Gamble Company for twenty-six years, and served as a Senior Vice President at The Procter & Gamble Company from 1990 to 1994. Mr. Herbold is a director of Weyerhaeuser Corp., First Mutual Bancshares, Inc. and Cintas Corporation. He is the Managing Director of the consulting firm The Herbold Group, LLC.

Koh Boon Hwee Age 54

Mr. Koh has served as a director of Agilent since May 2003. He has been the Chairman of Singapore Airlines since July 2001 and also has served as an Executive Director of MediaRing Ltd. since February 2002 and Tech Group Asia Ltd. since April 2003.

Prior to his current positions, Mr. Koh was Chairman of Singapore Telecom from April 1992 to August 2001. Mr. Koh worked for Hewlett-Packard Company in its Asia-Pacific region for 14 years. He serves on the Board of BroadVision, Inc. and Intelsat, Ltd.

Directors Whose Terms Will Expire in 2007

James G. Cullen Age 62	Mr. Cullen has served as a director since April 2000. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was a President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen is a member of the board of directors of Johnson & Johnson and Prudential Financial, Inc.

Robert L. Joss Age 63	Mr. Joss has served as a director of Agilent since July 2003. Mr. Joss has served as the Dean of the Graduate School of Business of Stanford University since 1999. Prior to assuming this position, Mr. Joss was the Chief Executive Officer and Managing Director of Westpac Banking Corporation, Australia’s second largest bank, from 1993 to 1999. Before this position, from 1971 to 1993, Mr. Joss held a succession of positions as Senior Vice President, Executive Vice President and Vice Chairman of Wells Fargo Bank. He is a director of E.piphany, Inc. and Wells Fargo & Co.

Walter B. Hewlett Age 60	Mr. Hewlett has served as a director since July 1999. Mr. Hewlett is an independent software developer involved with computer applications in the humanities. Mr. Hewlett founded the Center for Computer Assisted Research in the Humanities in 1984, for which he serves as a director. He has been a trustee of The William and Flora Hewlett Foundation since its founding in 1966 and currently serves as its Chairman. In 2003, Mr. Hewlett was elected to the Board of Trustees of Stanford University. Mr. Hewlett has also served as a director of the Public Policy Institute of California since 1998.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm to audit its consolidated financial statements for the 2005 fiscal year. During the 2004 fiscal year, PricewaterhouseCoopers LLP served as Agilent’s independent registered public accounting firm and also provided certain tax and other non-audit services. Although Agilent is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Agilent’s Board recommends a vote FOR the ratification of the

Audit and Finance Committee’s appointment of

PricewaterhouseCoopers LLP as Agilent’s Independent Registered Public Accounting Firm.

PROPOSAL NO. 3

APPROVAL OF THE AMENDED AND RESTATED AGILENT TECHNOLOGIES, INC. PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

The Compensation Committee of the Board previously adopted, and in 2000 the stockholders approved, the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (the “Performance-Based Compensation Plan”) (previously entitled the “Agilent Technologies, Inc. Pay-for-Results Plan”). Effective November 1, 2004, the Performance-Based Compensation Plan was amended to cover only (i) employees who, with respect to the previous taxable year of Agilent Technologies, were “covered employees” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and (ii) those employees designated by the Compensation Committee as reasonably expected to be “covered employees” with respect to Agilent’s then-current taxable year. The Compensation Committee has designated eight plan participants for the performance period that began on November 1, 2004, and will end April 30, 2005. Other employees participate in the Agilent Technologies, Inc. Pay-for-Results Plan for Non-covered Employees.

At the annual meeting, we are asking stockholders again to approve the Performance-Based Compensation Plan, as amended and restated, in order to continue to qualify payments made to certain Agilent officers under the Performance-Based Compensation Plan as deductible for U.S. federal income tax purposes. The board believes that the Plan benefits stockholders by linking a portion of executive compensation to performance and by qualifying amounts paid pursuant to the Performance-Based Compensation Plan for a U.S. federal income tax deduction.

Our Board of Directors recommends a vote FOR the approval of the

Amended and Restated Agilent Technologies, Inc.

Performance-Based Compensation Plan for Covered Employees.

Summary of the Performance-Based Compensation Plan

General

The Performance-Based Compensation Plan is designed to link the annual cash compensation for designated Agilent executives directly to business performance. Under the Performance-Based Compensation Plan, base pay will be targeted at market median base pay levels. If pre-determined business performance measures are met and/or exceeded, additional cash bonuses may be awarded. Total cash compensation (base pay plus cash bonuses) will be targeted at market median total cash compensation levels if performance goals are met, and at or above market levels if performance measures are significantly exceeded. The Performance-Based Compensation Plan will be administered in six-month performance periods, which coincide with each half of Agilent’s fiscal year.

Administration

The Compensation Committee of the Board will administer the Performance-Based Compensation Plan and has full power to interpret and administer the Performance-Based Compensation Plan.

Participation and Eligibility

The Compensation Committee will designate the plan participants for each six-month performance period. Persons employed by Agilent or one of its affiliates who are, or are reasonably expected to be, “covered officers” within the meaning of Section 162(m) of the Code, are eligible to be designated by the Compensation Committee as a participant in the Performance-Based Compensation Plan.

A plan participant will forfeit any bonus for a performance period during which such participant is involuntarily terminated by Agilent for cause or voluntarily terminates his or her employment with Agilent for reasons other than death, permanent and total disability or retirement.

Plan Operation

The Performance-Based Compensation Plan will be administered in six-month performance periods that coincide with each half of Agilent’s fiscal year. The target bonus is an amount that may be paid if 100% of all applicable performance measures are met in the performance period. The target bonus will be equal to a fixed percentage of the plan participant’s base salary. The Compensation Committee will determine the fixed percentage by the 45th day of the performance period.

At the beginning of each performance period, the Compensation Committee will determine who will participate in the Performance-Based Compensation Plan and for each plan participant:

•	the applicable performance measures, which could be based on net order dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, return on invested capital, other company-wide and business unit financial objectives, customer satisfaction indicators and operational efficiency measures;

•	the threshold bonus percentage, the target bonus and the maximum bonus; and

•	the percentages to be allocated for each performance measure.

For each 6-month performance period, a plan participant may earn a bonus of up to 2 times the target bonus.

Following the end of each performance period, the Compensation Committee will determine the actual performance results for each performance measure, the amount, if any, to which each plan participant is entitled based on the percentage allocated by the Compensation Committee to each performance measure against the target bonus for each plan participant, and the bonus, if any, to which each plan participant is entitled. If the relevant performance measures are not achieved, the plan participant may not receive any bonus or only a portion of the target bonus. If the relevant performance measures are exceeded, the plan participant may be eligible for a bonus in excess of the target bonus.

In determining the amount of cash compensation paid pursuant to the Performance-Based Compensation Plan, the Compensation Committee has the discretion to reduce or eliminate to zero prior to payment the amount of a variable payment to a Participant otherwise calculated.

With the exception of the Agilent Technologies, Inc. Deferred Compensation Plan, Agilent intends that any benefits payable or accruable to plan participants under Agilent’s benefit programs will be based on such plan participant’s base pay rather than on his or her actual total cash compensation.

Federal Income Tax Considerations

All amounts paid pursuant to the Performance-Based Compensation Plan are taxable income to the employee when paid. Agilent will be entitled to a federal income tax deduction for all amounts paid under the Performance-Based Compensation Plan if it is approved by stockholders and meets the other requirements of Section 162(m) of the Code.

Amendment and Termination of the Plan

The Compensation Committee may amend, suspend or terminate the Performance-Based Compensation Plan at any time and for any reason.

Estimated Bonuses

The following table shows the range of bonuses payable under the Performance-Based Compensation Plan during the first half of fiscal 2005 to (1) the Agilent officers named in the Summary Compensation Table on page 21 and (2) all current executive officer participants as a group. The maximum bonus represents two times the target bonus.

NEW PLAN BENEFITS

Name	Dollar Value ($)
	Minimum	Maximum
Edward W. Barnholt	0	1,300,000
William P. Sullivan	0	520,000
Adrian T. Dillon	0	455,000
Young K. Sohn	0	297,500
Chris van Ingen	0	280,000
All current executive officer participants as a group	0	3,712,712

Other than Mr. Barnholt, none of Agilent’s current directors are eligible to participate in the Performance-Based Compensation Plan. No employees, other than the designated executive officer participants, are eligible to participate in the Performance-Based Compensation Plan.

Required Approval

In the event that stockholder approval of the Amended and Restated Performance-Based Compensation Plan is not obtained, awards previously granted by Agilent under the Performance-Based Compensation Plan will remain valid and outstanding and future awards will be granted under the Performance-Based Compensation Plan only to the extent permitted under Section 162(m) of the Code.

Incorporation By Reference

The foregoing is only a summary of the Performance-Based Compensation Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 16, 2004, concerning:

•	the beneficial ownership of Agilent’s common stock by the Capital Group International, Inc., The David and Lucile Packard Foundation and Prudential Financial Inc., the only beneficial owners known to Agilent to hold more than 5% of Agilent’s common stock;

•	the beneficial ownership of Agilent’s common stock by each director and each of the executive officers named in the Summary Compensation Table herein; and

•	the beneficial ownership of Agilent’s common stock by all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of February 14, 2005, 60 days after December 16, 2004, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

	Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Nature(2)	Percentage(1)
Edward W. Barnholt	55,829	Direct
	2,623,317	Vested Options
	870	Indirect(3)

	2,680,016		*

Capital Group International, Inc.(4) 11100 Santa Monica Blvd, 15th Floor Los Angeles, CA 90025	24,599,810		5.0%

James G. Cullen	4,205	Direct(5)
	31,494	Vested Options
	3,000	Indirect(6)

	38,699		*

Adrian T. Dillon	77,035	Direct
	288,500	Vested Options

	365,535		*

The David and Lucile Packard Foundation(7)	33,727,525		6.9%
300 Second Street, Suite 200 Los Altos, CA 94022

Robert J. Herbold	5,000	Direct
	28,243	Vested Options

	33,243		*

	Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Nature(2)	Percentage(1)

Hewlett Family Accounts(8)
Walter B. Hewlett	997,239	Direct
	48,938	Vested Options
	57,121	Indirect(9)

	1,103,298
The William and Flora Hewlett Foundation	4,830,223		1.0%
Packard Humanities Institute	4,910,828		1.0%
Flora Family Foundation	287,703		*
Public Policy Institute of California	194,613		*

Robert L. Joss	4,101	Direct(10)
	22,620	Vested Options

	26,721		*

Koh Boon Hwee	1,911	Direct(11)
	34,565	Vested Options

	36,476		*

Heidi Kunz	4,205	Direct(12)
	28,818	Vested Options

	33,023		*

David M. Lawrence, M.D.	4,461	Direct(13)
	66,980	Vested Options
	3,966	Indirect(14)

	75,407		*

Prudential Financial, Inc.(15) 751 Broad St. Newark, NJ 07102	48,683,035	Direct	9.9%

A. Barry Rand	3,588	Direct(16)
	32,863	Vested Options

	36,451		*

Young K. Sohn	52,080	Direct
	43,750	Vested Options
	6,000	Indirect(17)

	101,830

William P. Sullivan	9,727	Direct
	788,406	Vested Options

	798,133		*

Chris van Ingen	6,487	Direct
	299,091	Vested Options

	305,578		*

	Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Nature(2)	Percentage(1)
All current directors and executive officers as a group (18 persons)	7,223,483		1.5%

*	Represents holdings of less than one percent.

(1)	Percentage ownership is calculated based upon 491,074,027 shares of Agilent common stock outstanding on December 16, 2004.

(2)	“Vested Options” means options that may be exercised as of February 14, 2005.

(3)	Consists of 432 shares held by Mr. Barnholt’s son, for which Mr. Barnholt has no pecuniary interest and disclaims beneficial ownership, as well as 438 shares held in the William C. Barnholt Trust for which Mr. Barnholt is a trustee.

(4)	The address and number of shares of Agilent common stock beneficially owned by the Capital Group International, Inc. is based on the Schedule 13G/A filed by the Capital Group International, Inc. with the SEC on February 13, 2004.

(5)	Includes 2,204.6 shares held by Mellon Trust under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Cullen has voting power.

(6)	Consists of shares held by Mr. Cullen’s Family Limited Partnership.

(7)	The address and number of shares of Agilent common stock beneficially owned by The David and Lucile Packard Foundation is based on the Schedule 13G/A filed by the foundation with the SEC on February 6, 2004.

(8)	Mr. Hewlett shares voting and investment power over the shares held by the Packard Humanities Institute and the Public Policy Institute of California (the “PPIC”). Mr. Hewlett is a board member of the PPIC. However, Mr. Hewlett has excused himself from any PPIC decisions dealing with Agilent stock. Mr. Hewlett does not have voting or investment power over the shares held by the William and Flora Hewlett Foundation, as voting and investment power is exercised by an independent stock committee. Mr. Hewlett is not a member of the independent stock committee. Mr. Hewlett is the Chair of the Investment Committee of the Flora Family Foundation, but he has excused himself from any Flora Family Foundation decisions dealing with Agilent stock. Mr. Hewlett disclaims any beneficial interest in the foregoing shares, because he has no pecuniary interest in the shares.

(9)	Consists of 17,433 shares held by Mr. Hewlett as custodian for his daughter, 19,688 shares held by Mr. Hewlett’s spouse and 20,000 shares held in the James S. Hewlett Trust for which Mr. Hewlett is a trustee.

(10)	Includes 1,910.6 shares held by Mellon Trust under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Joss has voting power.

(11)	Includes 1,910.6 shares held by Mellon Trust under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Koh has voting power.

(12)	Includes 2,204.6 shares held by Mellon Trust under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Ms. Kunz has voting power.

(13)	Includes 2,939.5 shares held by Mellon Trust under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Dr. Lawrence has voting power.

(14)	Consists of shares held for the benefit of Dr. Lawrence’s children in the Lawrence 2000 Irrevocable Trust of which Dr. Lawrence and his spouse are the trustees.

(15)	The address and number of shares of Agilent common stock beneficially owned by the Prudential Financial, Inc. is based on the Schedule 13G/A filed by Prudential Financial, Inc. with the SEC on July 12, 2004.

(16)	Includes 587.9 shares held by Mellon Trust under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Rand has voting power.

(17)	Consists of 6,000 shares of Agilent common stock held by Mr. Sohn as custodian for his three children.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Agilent’s directors, executive officers and holders of more than 10% of Agilent common stock to file reports with the SEC regarding their ownership and changes in ownership of Agilent stock. Agilent believes that during the 2004 fiscal year, its officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements, with the exception of one late report for Mr. Trautman. Mr. Trautman inadvertently did not report 10 shares held by his wife on May 30, 2002, the day he became a Section 16 executive officer, until a Form 5 filing made on December 15, 2004. In making these statements, Agilent has relied upon examination of copies of Forms 3, 4 and 5 provided to Agilent and the written representations of its directors and officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for (i) Agilent’s Chief Executive Officer and (ii) the four other most highly compensated executive officers of Agilent, as determined on the basis of salary and bonus as of the fiscal year ended October 31, 2004 (the “Named Executive Officers”). All information set forth in this table reflects compensation earned by the Named Executive Officers for services with Agilent for the fiscal year ended October 31, 2004 as well as their compensation for each of the fiscal years ending October 31, 2003 and October 31, 2002.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options (#)	All Other Compensation ($)(5)
Edward W. Barnholt Chief Executive Officer	2004 2003 2002	1,000,000 1,000,000 925,000	1,503,905 333,450 0	0 0 0	0 0 0	154,000 600,000 750,000	8,200 8,000 8,000

William P. Sullivan Executive Vice President Chief Operating Officer	2004 2003 2002	637,500 600,000 532,500	601,562 107,730 0	0 0 0	0 0 0	85,000 250,000 300,000	8,200 8,000 3,553

Adrian Dillon Executive Vice President Chief Financial Officer	2004 2003 2002	650,000 650,000 552,493	526,361 116,706 650,000	569,375 639,069 265,713	0 0 1,365,000	54,000 250,000 200,000	8,200 8,000 5,075

Young K. Sohn(6) Senior Vice President Semiconductor Products	2004 2003 2002	425,004 92,728 N/A	311,502 0 N/A	25,000 25,000 N/A	0 1,238,500 N/A	0 175,000 N/A	8,200 1,188 N/A

Chris van Ingen Senior Vice President Life Science and Chemical Analysis	2004 2003 2002	396,250 374,792 323,750	333,132 121,468 42,876	0 0 0	0 0 0	40,000 125,000 125,000	8,200 8,000 8,000

(1)	The salaries for the 2002 fiscal year reflect a temporary 10% reduction from April 1, 2001 to July 31, 2002.

(2)	This column reflects the payments under the Agilent Performance-Based Compensation Plan described under “Report of the Compensation Committee of the Board on Executive Compensation”. For fiscal year 2002, Mr. Dillon received a one-time signing bonus of $650,000.

(3)	For the fiscal year 2004, Mr. Dillon’s amount reflects $500,000 of forgiven loan amount and $69,375 of interest, calculated at the applicable market rate of 4.625% per annum that would have been payable on a $1,500,000 loan from Agilent to Mr. Dillon had the loan not been interest-free. See “Certain Relationships and Related Transactions”. For Mr. Sohn, the $25,000 in fiscal year 2004 is the second payment of his $50,000 signing bonus.

(4)	For fiscal year 2004, the amount disclosed in this column reflects the dollar value of 50,000 shares of restricted stock granted to Mr. Sohn on August 22, 2003. This restricted stock grant was subject to a three-year vesting, during which period 33 1/3% of the 50,000 shares had vested on August 22, 2004. Mr. Sohn held 33,333 shares of restricted stock with a dollar value of $833,017 based on fair market value of $24.99 as of October 31, 2004. Mr. Sohn will have the right to receive any cash dividends paid to or made with respect to Agilent’s common stock. For fiscal year 2002, the amount disclosed in this column reflects the dollar value of 50,000 shares of restricted stock granted to Mr. Dillon on December 3, 2001. This restricted stock grant was subject to a three-year vesting schedule, during which period 33 1/3% of the 50,000 shares vested on December 3, 2002, another 33 1/3% vested on December 3, 2003 and another 33 1/3% vested on December 3, 2004. Mr. Dillon held 16,667 shares of restricted stock, with a fair market value of $416,508, as of October 31, 2004. Mr. Dillon will have the right to receive any cash dividends paid to or made with respect to Agilent’s common stock.

(5)	Amounts disclosed in this column include payment of Agilent’s contributions under the Agilent Technologies, Inc. 401(k) Plan. In fiscal year 2004, Agilent made a 401(k) matching contribution of $8,200 on behalf of each of Messrs. Barnholt, Sullivan, Dillon, Sohn and van Ingen.

(6)	Mr. Sohn joined Agilent as an executive officer on August 22, 2003.

Option/SAR Grants in Last Fiscal Year

The following table shows all grants of options to acquire shares of Agilent common stock granted to each of the Named Executive Officers during the fiscal year ended October 31, 2004.

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Agilent Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5%(3)	10%(3)
Edward W. Barnholt	154,000	0.70%	28.52	Nov. 2013	$2,762,156	$6,999,844
William P. Sullivan	85,000	0.39	28.52	Nov. 2013	1,524,566	3,863,550
Adrian T. Dillon	54,000	0.25	28.52	Nov. 2013	968,548	2,454,491
Young K. Sohn (4)	0	0.0	0		0	0
Chris van Ingen	40,000	0.18	28.52	Nov. 2013	717,443	1,818,141

(1)	Options to purchase common stock are exercisable in the following increments: (1) 25% of the total number of shares underlying the option award is available for exercise upon the first anniversary of the grant date; (2) 50% of the total number of shares underlying the option award is available for exercise on the second anniversary of the grant date; (3) 75% of the total number of shares underlying the option award is available for exercise on the third anniversary of the grant date; and (4) 100% of the total number of shares underlying the option award is available for exercise on the fourth anniversary of the grant date.

(2)	The options were granted at an exercise price equal to the fair market value of Agilent common stock on the grant date, calculated as the average of the high and low market price on that date.

(3)	Potential realizable value provided herein assumes that the value of the common stock appreciates at the rate shown (compounded annually) from the grant date until the option expiration date. The potential realizable value provided herein is calculated on the basis of SEC requirements and does not represent the growth of the future stock price estimated by Agilent or the present value of the stock options.

(4)	Mr. Sohn joined Agilent on August 22, 2003 and received a stock option grant of 175,000 shares on August 22, 2003 with an exercise price of $24.77. Mr. Sohn received no additional stock option grants in fiscal year 2004 for the period from November 1, 2003 through October 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows aggregate exercises of options to purchase Agilent’s common stock in the fiscal year ended October 31, 2004 by each of the Named Executive Officers.

Name	Year	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(1)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Edward W. Barnholt (2)	2004	86,755	$1,000,285	2,122,317	1,104,000	$1,365,000	$4,095,000
William P. Sullivan	2004	0	0	579,656	472,500	568,750	1,706,250
Adrian T. Dillon	2004	0	0	162,500	341,500	568,750	1,706,250
Young K. Sohn	2004	0	0	43,750	131,250	9,625	28,875
Chris van Ingen	2004	0	0	216,591	212,500	303,634	853,125

(1)	The value of unexercised Agilent options provided herein is the difference between the exercise price and the average of the high and low market prices of Agilent common stock on October 29, 2004 of $24.99. October 29, 2004 is the last trading date prior to the October 31, 2004 fiscal year end.

(2)	The option that Mr. Barnholt exercised was due to expire on November 16, 2004.

Long-Term Incentive Plan Awards in Last Fiscal Year

Effective November 1, 2003, the Compensation Committee established the Long-Term Performance Program (the “LTP Program”). The objectives of the LTP Program are to motivate and reward Agilent’s executive officers to produce results that increase stockholder value and to encourage individual and team behavior that helps Agilent achieve both short-term and long-term company objectives. No award of performance shares will be paid at the end of the three-year performance period unless Agilent achieves at least the 25th percentile in both total stockholder return and size-adjusted growth in earnings (as defined in the LTP Program), as compared to a peer group of 53 other companies in the S&P 500 Information Technology Index, minus that index’s Software Services component. If Agilent’s performance in both measures during the performance period falls below the 25th percentile threshold, no award is earned. If Agilent’s performance in both measures is at the 25th percentile, the minimum award is earned. At the 50th percentile the target award is earned, and at the 75th percentile and above the maximum award of 200% of target is earned. The following table sets forth estimates of the possible future payouts to each of the named executive officers under the LTP Program. There can be no assurance that the estimated future payouts shown in this table will be achieved or, if they are achieved, at what level they will be achieved.

Name	Number of Shares(2)	Performance or Other Period Until Maturation or Payout(3)	Estimated Future Payouts(1)
			Threshold (#)	Target (#)	Maximum (#)
Edward W. Barnholt	99,000	10/31/06	24,750	99,000	198,000
William P. Sullivan	54,500	10/31/06	13,625	54,500	109,000
Adrian T. Dillon	34,600	10/31/06	8,650	34,600	69,200
Young K. Sohn	29,500	10/31/06	7,375	29,500	59,000
Chris van Ingen	25,700	10/31/06	6,425	25,700	51,400

(1)	Payouts will be in shares of Agilent common stock based on relative performance as described above. Estimated individual future payouts are number of shares ranging from the threshold amounts, if Agilent’s performance in both measures is at the 25th percentile, up to the maximum amounts, if the plan goals are substantially exceeded.

(2)	Represents performance shares granted based on performance at the target.

(3)	Performance is measured over a three-year period beginning November 1, 2003.

Pension Plans

The following table shows the estimated annual benefits payable on retirement to Agilent’s eligible employees in the U.S. under the Agilent Technologies, Inc. Deferred Profit Sharing Plan (the “Deferred Profit Sharing Plan”), Agilent’s Retirement Plan (the “Retirement Plan”) and Agilent’s Excess Benefit Retirement Plan (the “Excess Benefit Plan”). To calculate the number of years of an eligible employee’s service, the pension plans will bridge each eligible employee’s service, if any, with Hewlett-Packard Company to that eligible employee’s service with Agilent.

ESTIMATED ANNUAL RETIREMENT BENEFITS

Highest Five-Year Average Compensation	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service
$ 400,000	$85,628	$114,171	$142,714	$171,256
500,000	108,128	144,171	180,214	216,256
600,000	130,628	174,171	217,714	261,256
700,000	153,128	204,171	255,214	306,256
800,000	175,628	234,171	292,714	351,256
900,000	198,128	264,171	330,214	396,256
1,000,000	220,628	294,171	367,714	441,256

For fiscal year 2004, benefits exceeding $165,000 will be paid pursuant to the Excess Benefit Plan. No more than $200,000 (as adjusted from time to time by the U.S. Internal Revenue Service) of eligible compensation may be taken into account in calculating benefits payable under the Retirement Plan or the Deferred Plan. Benefits attributable to annual earnings over $200,000 are payable under the Excess Benefit Plan. Benefits payable under the Excess Benefit Plan are available in a lump sum or up to 15 annual installments.

The covered compensation for each of the Named Executive Officers is the highest five-year average of base pay for such Named Executive Officer.

The Named Executive Officers have been credited with the following years of service as of October 31, 2004: Mr. Barnholt, 30 years; Mr. Sullivan, 28 years; Mr. Dillon, 3 years; Mr. van Ingen, 27 years; and Mr. Sohn, 1 year. Retirement benefits shown are expressed as a single life annuity at age 65 and reflect the maximum offset currently in effect under Section 401(l) of the Code to compute the offset for such benefits under the pension plan. For purposes of calculating the benefit, an employee cannot be credited with more than 30 years of service. Benefits under the Retirement Plan are payable in the form of a single life annuity, a qualified joint and survivor annuity or a lump sum.

Certain Relationships and Related Transactions

On February 5, 2002, Agilent made a relocation loan to Mr. Adrian T. Dillon, Executive Vice President and Chief Financial Officer, as part of the employment package required to induce Mr. Dillon to join Agilent and move from Cleveland, Ohio to the San Francisco Bay Area. In place of a standard relocation bonus, Agilent provided a loan of $2.5 million to be used for the purchase of a home. Provided that Mr. Dillon remains at Agilent, the loan will continue to be forgiven over a five-year period at 20% per year. The loan is secured by a deed of trust on the house. The unforgiven portion of the note plus 10% per annum interest will be due in full (i) upon insolvency of Mr. Dillon, (ii) upon any transfer of the property without the prior written consent of Agilent, (iii) within three months of termination of employment for any reason and (iv) within one year following the death of Mr. Dillon. If the amount due is not paid within five days of the due date, at the option of Agilent, the unforgiven portion shall begin to accrue interest equal to 15% per annum. In accordance with the Sarbanes-Oxley Act, Agilent will not materially modify or renew this loan and, in the future, will not provide any new loans to its executive officers as required under the Sarbanes-Oxley Act.

Change of Control Arrangements

Each of Messrs. Barnholt, Dillon, Sullivan, van Ingen and Sohn, as well as four other executive officers who are not Named Executive Officers, has signed a Change of Control Severance Agreement. Under these agreements, in the event that within 24 months of a change of control of Agilent, Agilent or its successor terminates the employment of such an executive without cause or an event constituting good reason occurs and the executive resigns within 3 months of such an event, the executive will be entitled to: (i) two times, or solely with respect to Mr. Barnholt three times, the sum of such executive’s base salary and target bonus, (ii) payment of COBRA continuation premiums for up to 12 months, (iii) full vesting of all outstanding options and any restricted stock awards and (iv) a prorated portion of (1) any bonus and (2) the greater of (A) the target award of, or (B) the accrued amount of the payout of, any LTP Program award for the relevant performance period in which the termination occurs. To the extent that the payment of these benefits trigger the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will pay Mr. Barnholt an additional amount to cover all additional tax liability arising from the application of such excise tax.

In exchange for such consideration, each executive has agreed (i) to execute a release of all of the executive’s rights and claims relating to his employment, (ii) not to solicit any of Agilent’s or its successor’s employees for 2 years and (iii) not to compete for 1 year with up to 15 competitors of Agilent or its successor, as determined by Agilent or its successor.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD ON EXECUTIVE COMPENSATION

Agilent’s executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the elected corporate officers. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2004.

Compensation Philosophy

The goal of the executive compensation program is to provide a competitive total compensation package composed of cash, equity and benefits. The total package reflects Agilent’s Pay for Performance philosophy and is designed to inspire and reward superior performance by executives, business organizations and Agilent.

Executive Compensation Practices

Each year the Compensation Committee reviews and selects a group of high technology public companies with approximately the same revenue size as Agilent to use for benchmarking Agilent executive compensation. The Compensation Committee uses an independent compensation consultant to develop the information and recommend the appropriate ranges for each component, so the overall levels are aligned with Agilent’s pay philosophy for each of the named executives. The Compensation Committee’s practice is to target direct compensation levels for Agilent’s executives at the 50th percentile of surveyed companies in both the mix of elements and total value. Total direct compensation includes base pay, short-term bonus and long-term incentives. Performance is measured against the following factors, which may vary as required by business conditions:

•	long and short term strategic goals;

•	revenue, profit, and return on invested capital goals;

•	customer satisfaction and winning in our markets;

•	growth and new business creation;
•	total stockholder return;

•	the development of strong leadership and accountability throughout Agilent; and

•	the fostering of teamwork and other core Agilent values.

In setting the goals and measuring an executive’s performance against those goals, Agilent considers the performance of its competitors and general economic and market conditions. None of the factors included in Agilent’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt Agilent’s operations to specific business challenges and to reflect changing economic and marketplace conditions.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

•	base pay;

•	short-term incentives;

•	long-term incentives;

•	retirement and other benefits; and

•	change of control agreements.

Base Pay

The salary for each executive officer is established each year based on a salary range that corresponds to the competitive market, job responsibilities and overall individual job performance. During fiscal year 2004, salaries for the named executives were increased by 0% to 8%. The Compensation Committee believes that current salaries for these positions generally approximate median competitive levels.

Short-Term Incentive

Agilent’s Pay for Performance philosophy ensures that short-term incentive compensation follows achievement of business-specific goals.

The Agilent Technologies, Inc. Performance- Based Compensation Plan for Covered

Employees (“Performance-Based Compensation Plan”) provides for cash bonuses to be paid semi-annually when performance targets are achieved. During fiscal year 2004, the executive officers participated in the Performance-Based Compensation Plan. Actual bonuses paid to executive officers in 2004 were based on achievement of revenue and return on invested capital goals established for each six-month performance period. The maximum short-term incentive payout possible for 2004 was 200% of individual target awards, and the minimum payout was zero. Individual target awards for the named executive officers ranged from 70% to 130% of salary. The actual percent achieved by the named executives ranged from 73% to 146% over the two six-month performance periods in 2004.

Long-Term Incentives

The long-term incentive program is designed to encourage creation of long-term value for our stockholders, retain qualified key employees, and build equity ownership among executives. Following the review and recommendation by the independent compensation consultant to the Compensation Committee, Agilent introduced a performance share program in fiscal year 2004 covering the named executive officers plus five additional executive officers. There are currently two components of long-term incentive compensation utilized for these executive officers: stock options and performance shares, while other key employees are granted only stock options. In all cases, annualized long-term grant values were recommended by position, based on ranges set to approximate the 50th percentile of peer companies.

For those executive officers with two components of long-term incentive compensation, 50% of the annualized target grant value was delivered in the form of non-qualified stock options, and 50% was delivered in performance shares. Both the 2004 stock option grants and performance share grants were made under the shareholder-approved 1999 Stock Plan. Each stock option grant allows the recipient to acquire shares of Agilent’s common stock, subject to the completion of a four-year installment vesting period, and continued employment with Agilent. These options may be exercised at a fixed price per share (the market price on the grant date) over a ten-year period. Performance shares will be granted annually and may be earned at the end of overlapping three-year performance cycles from zero to 200% of target grants, contingent upon Agilent’s business performance being higher than the 25th percentile of peer companies. There are two relative measures for determining earned performance shares, which are Total Shareholder Return and Size-Adjusted Growth in Earnings. The peer companies used for performance comparisons are those comprising the S&P Information Technology index, excluding the software and services companies because their business models and compensation practices vary from that of Agilent and the other peer companies selected.

Retirement and Other Benefits

The global benefits philosophy provides employees protection from catastrophic events and offers health and welfare benefits typical in the given country in which Agilent operates. Where applicable, employees are responsible for managing benefit choices, balancing their own level of risk and return. During fiscal year 2004, Agilent offered medical and other benefits to its executives that are generally available to other Agilent employees.

In addition to Agilent’s tax-qualified pension and 401(k) plans, executives participate in an excess benefit plan that provides supplemental retirement benefits that cannot be provided by the pension plan because of Internal Revenue Code limits on contributions and benefits.

Executive officers also have company-paid financial counseling and are eligible to voluntarily defer their salaries, short-term incentives, and the performance shares under the long-term incentive program. Deferrals of salary and short-term incentives are credited with returns based on investment choices available under Agilent’s 401(k) plan, and do not include Agilent stock or alternatives that result in above-market crediting rates. Performance shares that are deferred are credited as Agilent stock.

Change of Control Agreements

In accordance with the company’s policy adopted in 2002, Agilent entered into change of control agreements with certain executives to provide protection upon involuntary termi -

nation following a change of control. The agreements provide multiples of salary and bonus, along with continued medical benefits, full vesting of outstanding stock options and a pro-rated portion of the bonus and performance share awards for the performance period in which the termination occurs.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to Agilent’s Named Executive Officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m) of the Code. The Compensation Committee considers the net cost to Agilent, and its ability to effectively administer executive compensation in the long-term interests of shareholders. Accordingly, the Compensation Committee intends for short-term incentives, stock options and performance shares to be fully deductible under Section 162(m) of the Code.

Stock Ownership Guidelines

Agilent’s stock ownership guidelines are designed to increase an executive’s equity stake in Agilent and more closely align his or her interests with those of our other stockholders. The guidelines provide that the President and Chief Executive Officer should attain an investment level in Agilent’s stock equal to five times annual salary, including direct ownership of at least 20,000 shares of Agilent stock. All other executive officers should attain an investment level equal to three times annual salary, including direct ownership of at least 15,000 shares for the Chief Financial Officer and Chief Operating Officer, and at least 10,000 shares for all other executive officers. In each case, these ownership levels must be attained by the later of five years from election to their executive officer positions or the end of fiscal year 2007.

Compensation for the Chief Executive Officer

Edward W. Barnholt has served as President and Chief Executive Officer since May 4, 1999, and as Chairman of the Board since November 21, 2002. The Compensation Committee used the executive compensation practices described above to determine Mr. Barnholt’s fiscal year 2004 compensation. In setting both the cash and equity elements of Mr. Barnholt’s compensation, the Compensation Committee made an overall assessment of Mr. Barnholt’s leadership in establishing Agilent’s long-term and short-term strategic, operational and business goals. Mr. Barnholt’s total compensation reflects a consideration of both competitive factors and Agilent’s performance.

The Compensation Committee surveyed the total value and mix of direct compensation elements for chief executive officers of selected high technology companies. Based on this information, the Compensation Committee determined a corresponding median package.

For fiscal year 2004, Mr. Barnholt’s target total cash compensation was set at $2,300,000. His salary continued at $1,000,000, and was coupled with a $1,300,000 target bonus opportunity under the Performance-Based Compensation Plan. His actual earned bonus could be between zero and $2,600,000, if maximum performance objectives were achieved. His fiscal year 2004 performance objectives were based entirely on return on invested capital goals to support Agilent’s focus in 2004 of regaining financial strength.

Mr. Barnholt’s 2004 long-term incentive grant consisted of a non-qualified stock option to purchase 154,000 shares of Agilent common stock, with the same provisions as stock options granted to other key employees. He was also granted 99,000 target performance shares, to be earned following the completion of fiscal year 2006 based on his continued employment and Agilent’s performance relative to selected peers in Total Shareholder Return and Size-Adjusted Growth in Earnings. The Committee believes that the annualized grant value approximates the competitive median.

Submitted by:

Compensation Committee

James G. Cullen, Chairperson

Koh Boon Hwee

David M. Lawrence, M.D.

A. Barry Rand

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the preceding section. During the most recent fiscal year, no Agilent executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Agilent’s Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

During fiscal year 2004, the Audit and Finance Committee of the Board reviewed the quality and integrity of Agilent’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, Agilent has identified Heidi Kunz as the Audit and Finance Committee’s “Financial Expert.” Agilent operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met nine times, including telephone meetings, during the 2004 fiscal year.

The Audit and Finance Committee’s work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter in the “Corporate Governance Policies” section of the webpage at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attention: Investor Relations.

The Audit and Finance Committee has reviewed Agilent’s audited consolidated financial statements and discussed such statements with management. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, Agilent’s independent registered public accounting firm during the 2004 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence from Agilent. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Agilent’s audited consolidated financial statements be included in Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee

Heidi Kunz, Chairperson

Robert J. Herbold

Walter B. Hewlett

Robert L. Joss

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees charged to Agilent by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2004 fiscal year and for other services rendered during the 2004 fiscal year to Agilent and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	Fiscal 2004	% of Total	Fiscal 2003	% of Total
Audit Fees	$4,592,000	89.1	$4,072,000	69.4
Audit-Related Fees	168,000	3.3	390,000	6.6
Tax Fees:
Tax compliance/preparation	314,000	6.1	1,305,000	22.2
Other tax services	68,000	1.3	100,000	1.7

Total Tax Fees	382,000	7.4	1,405,000	23.9
All Other Fees	8,000	0.2	4,000	0.1

Total Fees	$5,150,000	100.0	$5,871,000	100.0

Audit Fees:    Consists of fees for professional services rendered for the audit of Agilent’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees:    Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of Agilent’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:    Consists of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, expatriate tax services (in fiscal year 2003 only), mergers and acquisitions, and international tax planning.

All Other Fees:    Consists of fees for all other services other than those reported above. These services include benchmarking surveys and specialized consulting. Agilent’s intent is to minimize services in this category.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm for the fiscal year ending October 31, 2005, the Audit and Finance Committee has considered whether services other than audit and audit-related provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit and Finance Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit and Finance Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit and Finance Committee has delegated its pre-approval authority up to a specified maximum to the Chairperson of the Audit and Finance Committee, Heidi Kunz, who may pre-approve all audit and permissible non-audit services so long as her pre-approval decisions are reported to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Incorporation by Reference

The Report of the Compensation Committee of the Board on Executive Compensation and the Audit and Finance Committee Report (including reference to the independence of the Audit and Finance Committee members) above and the Stock Price Performance Graph on the following page are not deemed filed with the U.S. Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by Agilent under the U.S. Securities & Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Agilent specifically incorporates such information by reference.

STOCK PRICE PERFORMANCE GRAPH

The graph below shows the cumulative total stockholder return, assuming the investment of $100 (and the reinvestment of any dividends thereafter) for the period beginning on November 18, 1999, the first trading day of Agilent’s common stock, and ending on October 31, 2004, on each of Agilent’s common stock, the S&P 500 Index, the peer group index used by us in our previous year’s proxy statement (the “Old Peer Group Index”) and a new peer group index (the “New Peer Group Index”), based on the S&P Information Technology and Healthcare Peer Group Composite Index. Agilent’s stock price performance shown in the following graph is not indicative of future stock price performance. The data for this performance graph was compiled for us by Standard and Poor’s.

The “New Peer Group” is composed of companies that are members of the S&P Information Technology Index and the S&P Healthcare Index that compete in sectors related to Agilent’s businesses. The individual companies that comprise the sectors are chosen and maintained by S&P. The sectors are Electronic Equipment Manufacturers, Semiconductor Equipment, Semiconductors, Communications Equipment and Healthcare Equipment. These sectors are selected by Agilent. Since last year, S&P moved Perkin Elmer Inc., Thermo Electron Corp. and Waters Corp. from S & P’s Electrical Equipment Manufacturers’ sector to S & P’s Healthcare Equipment sector. These three companies represent the core peer group within the S&P 500 index for Agilent’s Life Science and Chemical Analysis business. In order to continue to include these companies in a meaningfully comparative stock performance analysis of Agilent’s peers, we have added the S&P Healthcare Equipment sector to our peer group. The performance of “Old Peer Group,” which includes the Electronic Equipment Manufacturers, Semiconductor Equipment, Semiconductors and Communications Equipment sectors, is also included in the graph below for performance comparison and compliance purposes.

Comparison of 5 Years (11/18/1999 to 10/31/2004) Cumulative Total Return Among

Agilent Technologies, The S&P 500 Index, The S&P Information Technology and

Healthcare Peer Group Composite and The S&P Information Technology Peer Group Composite

New Peer Group

Electronic Equipment Manufacturers	Semiconductor Equipment	Semiconductors	Communications Equipment	Healthcare Equipment
Symbol Technologies Tektronix	Applied Materials, Inc. KLA-Tencor Corp. Novellus Systems Inc. Teradyne Inc.

Advanced Micro Devices

Altera Corp.

Analog Devices

Applied Micro Circuits Corp.

Broadcom Corp.

Intel Corp.

Linear Technology Corp.

LSI Logic Corp.

Maxim Integrated Products

Micron Technology Inc.

National Semiconductor Corp.

Nvidia Corp.

PMC Sierra Inc.

ADC Telecommunications Inc.

Andrew Corp.

Avaya Inc.

Ciena Corp.

Cisco Systems Inc.

Comverse Technology Inc.

Corning Inc.

JDS Uniphase

Lucent Technologies Inc.

Motorola Inc.

Qualcomm Inc.

Scientific-Atlanta Inc.

Tellabs Inc

Bard (C.R.) Inc.

Baxter International Inc.

Becton Dickinson & Co.

Biomet Inc.

Boston Scientific Corp.

Fisher Scientific Intl. Inc.

Guidant Corp.

Hospira Inc.

Medtronic Inc.

Perkin Emer Inc.

St. Jude Medical Inc.

Stryker Corp.

Thermo Electron Corp.

Waters Corp.

Zimmer Holdings Inc.

Old Peer Group

Electronic Equipment Manufacturers	Semiconductor Equipment	Semiconductors	Communications Equipment
Perkin Elmer Inc. Symbol Technologies Tektronix Thermo Electron Corp. Waters Corp.	Applied Materials, Inc. KLA-Tencor Corp. Novellus Systems Inc. Teradyne Inc.

Advanced Micro Devices

Altera Corp.

Analog Devices

Applied Micro Circuits Corp.

Broadcom Corp.

Intel Corp.

Linear Technology Corp.

LSI Logic Corp.

Maxim Integrated Products

Micron Technology Inc.

National Semiconductor Corp.

Nvidia Corp.

PMC Sierra Inc.

ADC Telecommunications Inc.

Andrew Corp.

Avaya Inc.

Ciena Corp.

Cisco Systems Inc.

Comverse Technology Inc.

Corning Inc.

JDS Uniphase

Lucent Technologies Inc.

Motorola Inc.

Qlogic Corp.

Qualcomm Inc.

Scientific-Atlanta Inc.

Tellabs Inc

ADDITIONAL QUESTIONS AND INFORMATION REGARDING

THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the three proposals described in this proxy statement, Agilent does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Edward W. Barnholt, Agilent’s Chairman of the Board, President and Chief Executive Officer, and D. Craig Nordlund, Agilent’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason, any one or more of Agilent’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:	Each share of Agilent’s common stock outstanding as of the close of business on January 3, 2005, the Record Date, is entitled to one vote at the annual meeting. On the Record Date, Agilent had approximately 491,097,793 shares of common stock issued and outstanding.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of Computershare Investor Services will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Agilent or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Agilent’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Agilent will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Agilent’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Agilent has retained the services of Georgeson Shareholder Services (“Georgeson”) to aid in the solicitation of proxies. Agilent estimates that it will pay Georgeson a fee of $15,000 for its services plus per call fees for any individual solicitations and reasonable out-of-pocket expenses. In addition, Agilent may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals:    In order for a stockholder proposal to be considered for inclusion in Agilent’s proxy statement for next year’s annual meeting, the written proposal must be received by Agilent no later than September 15, 2005 and should contain such information as is required under Agilent’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Agilent-sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Agilent no later than September 15, 2005 and should contain such information as required under Agilent’s Bylaws. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board may recommend.

Nomination of Director Candidates:     Agilent’s Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Agilent not fewer than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders. Agilent’s 2004 Proxy Statement was first sent to stockholders on January 13, 2005. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by Agilent not later than September 15, 2005. In addition, the notice must meet all other requirements contained in Agilent’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions:    You may contact the Agilent Corporate Secretary at

Agilent’s corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Agilent’s Bylaws can be accessed on the Agilent Investor Relations Web site at

http://www.investor.agilent.com. Click “Corporate Governance” and then “Corporate Governance Policies” on the left hand side of the screen.

Q:	How do I obtain a separate set of voting materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (650) 752-5522 or by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attn: Shareholder Records. You may also contact us by calling or writing if you would like to receive separate voting materials for future annual meetings.

Q:	If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?

A:	You may request that we send you and the other stockholders who share an address with you only one set of voting materials by calling us at (650) 752-5522 or by writing to us at: Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attn: Shareholder Records.

You may receive a copy of Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 without charge by sending a written request to Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attn: Investor Relations.

By Order of the Board,

/s/ D. CRAIG NORDLUND
D. CRAIG NORDLUND Senior Vice President, General Counsel and Secretary Dated: January 13, 2005

APPENDIX A

AGILENT TECHNOLOGIES, INC. PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

Amended and Restated Effective November 1, 2004

1.    Purpose.    The purpose of the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees is to provide certain employees of Agilent Technologies, Inc. and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria.

2.    Definitions.    As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(b)    “AFM” shall mean the Company’s Accounting and Financial Manual, as posted from time to time on the Company’s internal web site.

(c)    “Base Pay” shall mean the annual base rate of cash compensation, excluding bonuses, commissions, overtime pay, Variable Payments, Target Variable Payments, shift differential, payments under the Agilent Technologies, Inc. Income Protection Plan and the Agilent Technologies, Inc. Supplemental Income Protection Plan, or any other additional compensation.

(d)    “Board” shall mean the Board of Directors of the Company.

(e)    “Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, all as amended from time to time and any successors thereto.

(f)    “Committee” shall mean the Committee designated pursuant to Section 4 of the Plan.

(g)    “Company” shall mean Agilent Technologies, Inc., a Delaware corporation.

(h)    “Covered Officer” shall mean at any date (i) any individual who with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its sole discretion, at the time of any Variable Payment or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the then current taxable year of the Company, and (ii) any individual who is designated by the Committee, in its sole discretion, at the time of any Variable Payment or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the then current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Variable Payment will be paid.

(i)    “Fiscal Year” shall mean the twelve-month period from November 1 through October 31.

(j)    “Net Order Dollars” shall be as defined in the Company’s Corporate Marketing Policy, as posted on the Company’s internal web site at the start of the Performance Period.

(k)    “Net Profit Dollars” shall be as defined in the AFM at the start of the Performance Period.

(l)    “Net Profit Growth” shall be defined with respect to any Performance Period as determined by the Committee, in its sole discretion.

(m)    “Net Revenue Dollars” shall be as defined in the AFM at the start of the Performance Period.

(n)    “Participant” shall mean each salaried employee of the Company or its Affiliates in active service whose position is designated by the Committee as eligible for participation in the Plan and who is selected by the Committee for participation in the Plan prior to the Predetermination Date.

(o)    “Performance Measure” shall mean any measurable criteria tied to the Company’s success that the Committee may determine, including Net Order Dollars, Net Profit Dollars, Net Profit Growth, Net Revenue Dollars, Revenue Growth, individual performance, earnings per share, return on assets, return on equity, return on invested capital, other Company and business unit financial objectives, customer satisfaction indicators and operational efficiency measures.

(p)    “Performance Period” shall mean a six-month period of time based upon the halves of the Company’s Fiscal Year, or such other time period as shall be determined by the Committee.

(q)    “Plan” shall mean the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees, as amended from time to time.

(r)    “Predetermination Date” shall mean (i) the earlier of a date 90 days after the commencement of the Performance Period, or a date not later than the expiration of 25% of the Performance Period, provided that the satisfaction of selected Performance Measures is substantially uncertain at such time, or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Section 162(m).

(s)    “Revenue Growth” shall be defined with respect to any Performance Period as determined by the Committee, in its sole discretion.

(t)    “Section 162(m)” shall mean Section 162(m) of the Code.

(u)    “Target Variable Payment “ shall mean a Variable Payment amount that may be paid if 100% of all applicable Performance Measures are achieved in the Performance Period. The Target Variable Payment shall be equal to a fixed percentage of the Participant’s Base Pay for such Performance Period.

(v)    “Threshold Variable Payment Percentage” shall mean the minimum level (percentage) of applicable Performance Measures for a Performance Period that a Participant must achieve in order for the Participant to be eligible to receive any Variable Payment for such Performance Period.

(w)    “Variable Payment” shall mean a cash payment, which may be an addition to Base Pay, made pursuant to the Plan with respect to a particular Performance Period. The amount of a Variable Payment may be less than, equal to or greater than the Target Variable Payment; provided, however, that a Variable Payment shall not be greater than an amount equal to two hundred percent (200%) of the Target Variable Payment.

3.    Eligibility.    Persons employed by the Company or any of its Affiliates during a Performance Period and in active service are eligible to be Participants under the Plan for such Performance Period, whether or not so employed or living at the date a Variable Payment is paid, and may be considered by the Committee for a Variable Payment. A Participant is not rendered ineligible to be a Participant by reason of being a member of the Board. Notwithstanding anything herein to the contrary, the Committee shall have sole discretion to designate or approve the Participants for any given Performance Period.

4.    Administration.

(a)    Unless otherwise designated by the Board, the Compensation Committee of the Board shall be the Committee under the Plan. A director may serve as a member or an alternate member of the Committee only during periods in which the director is an “outside director” as described in Section 162(m). Subsequent determination that a member or alternate member of the Committee was not an “outside director” shall not invalidate the actions taken by the Committee during such period. The Committee shall have full power and authority to construe, interpret and administer the Plan. It may issue rules and regulations for administration of the Plan and shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders, employees and Participants.

(b)    The expenses of the administration of the Plan shall be borne by the Company.

5.    Term.    Subject to Section 10(l), the amended and restated Plan shall be effective as of November 1, 2004, and shall be applicable for future Fiscal Years of the Company unless amended or terminated by the Board or the Committee pursuant to Section 10(e).

6.    Determination of Plan Participants, Variable Payment Factors and Performance Measures.    Prior to the Predetermination Date, the Committee shall designate or approve (a) the positions eligible for participation in the Plan; (b) the employees in those positions who have been selected for participation in the Plan for a Performance Period; (c) the applicable Performance Measures, the Threshold Variable Payment Percentage, the Target Variable Payment, and the maximum Variable Payments for each Participant; (d) the percentages allocated to each Participant for each Performance Measure, and (e) the Performance Period. In addition, notwithstanding the foregoing, all Performance Measures pertaining to any Covered Officer shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine at the end of the Performance Period whether performance results with respect to such Performance Measures have been achieved.

7.    Amount of Variable Payment.

(a)    Calculation.    Within 60 days after the end of the relevant Performance Period, the Committee shall determine the amount of the Variable Payment for each Participant by:

(i)    Determining the actual performance results for each Performance Measure;

(ii)    Determining the amount to which each Participant is entitled based on the percentage allocated by the Committee to each Performance Measure against the Target Variable Payment for each Participant; and

(iii)    Certifying by resolution duly adopted by the Committee the value of the Variable Payment for each Participant so determined.

(b)    Committee Discretion.    Notwithstanding any other provision of this Plan, the Committee may, in the exercise of its sole discretion and based on any factors the Committee deems appropriate, reduce or eliminate to zero the amount of a Variable Payment to a Participant otherwise calculated in accordance with the provisions of Section 7(a) prior to payment thereof. The Committee shall make a determination of whether and to what extent to reduce Variable Payments under the Plan for each Performance Period at such time or times following the close of the Performance Period as the Committee shall deem appropriate. The reduction in the amount of a Variable Payment to a Participant for a Performance Period shall have no effect on the amount of the Variable Payment to any other Participant for such period.

(c)    Maximum.    Notwithstanding any other provision of this Plan, the maximum Variable Payment that may be paid to a Covered Officer under the Plan with respect to a particular Performance Period is $1.5 million. To the extent the period of time defining a Performance Period is changed by the Committee, then the maximum Variable Payment that may be paid to a

Covered Officer under the Plan with respect to the Performance Period is an amount that bears the same pro rata relationship to the new period of time as the above amount does to the current six-month Performance Period as set by the Committee.

8.    Payment of Variable Payment.

(a)    Payment of a Variable Payment to a Participant shall be made in a cash payment as soon as practicable after determination of the amount of the Variable Payment under Section 7 above, except to the extent a Participant has made a timely election to defer the payment of all or any part of such Variable Payment under the Agilent Technologies, Inc. Deferred Compensation Plan.

(b)    The payment of a Variable Payment with respect to a specific Performance Period requires that the employee be on the Company’s payroll as of the end of such Performance Period.

(c)    Payments of Variable Payments to Participants who are on the payroll of Affiliates of the Company shall be paid directly by such entities.

9.    Changes in Status.

(a)    If during a Performance Period an employee is promoted into a position previously designated by the Committee as eligible for participation under the Plan, such employee is eligible for selection as a Participant effective as of the first day of the next Performance Period.

(b)    Participants must be eligible for an entire Performance Period in order to be eligible for a Variable Payment; i.e., from the first to last work day of the Performance Period.

(c)    A Participant will forfeit any Variable Payment for a Performance Period during which a Participant is involuntarily terminated for cause or voluntarily terminates his employment with the Company for reasons other than death, permanent and total disability, or retirement at the age and service-year level set by the Company or the local law requirements where the Participant is employed.

10.    Miscellaneous.

(a)    No Assignment.    No portion of any Variable Payment under the Plan may be assigned or transferred otherwise than by will or the laws of descent and distribution prior to the payment thereof.

(b)    Tax Requirements.    All payments made pursuant to the Plan or deferred pursuant to Section 8(a) shall be subject to all applicable taxes or contributions required by U.S. federal or state law or by non-U.S. local law to be withheld, in accordance with the procedures to be established by the Committee.

(c)    No Additional Participant Rights.    The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Variable Payment under the Plan, except as otherwise provided for herein, or to continued participation under the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude other forms of compensation to, or in respect of, such Participants. It is expressly agreed and understood that the employment is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment contract.

(d)    Liability.    The Board and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent auditors for the Company. No member of the Board or of the Committee, any officers of the Company or its Affiliates or any of their designees shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member, officer or designee.

(e)    Amendment; Suspension; Termination.    The Board or Committee may, at any time and from time to time, amend, suspend or terminate the Plan or any part of the Plan as it may deem proper and in the best interests of the Company. In the case of Participants employed outside the United States, the Board, the Committee or their designees may vary the provisions of the Plan as deemed appropriate to conform with local laws, practices and procedures. In addition, the Executive Committee of the Board or any of the General Counsel, Secretary or Assistant Secretary of the Company is authorized to make certain minor or administrative changes required by or made desirable by government regulation. Any modification of the Plan may affect present and future Participants and the amount of any Variable Payment hereunder.

(f)    Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

(g)    Governing Law.    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(h)    No Trust.    Neither the Plan nor any Variable Payments shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. To the extent that the Participant acquires a right to receive payments from the Company in respect of any Variable Payment, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)    Section 162(m).    All payments under this Plan are designed to satisfy the special requirements for performance-based compensation set forth in Section 162(m)(4)(C) of the Code, and the Plan shall be so construed. Furthermore, if a provision of the Plan causes a payment to fail to satisfy these special requirements, it shall be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

(j)    Designation of Beneficiaries.    A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Variable Payments which may be paid to the Participant, or may be payable, after such Participant’s death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant’s death, a Variable Payment with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Variable Payment granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant’s estate. If there shall be any question as to the legal right of any beneficiary to receive a Variable Payment under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its Affiliates shall have no further liability to anyone with respect to such amount.

(k)    Effect on Company Benefit Plans.    With the exception of the Agilent Technologies, Inc. Deferred Compensation Plan, it is the intent of the Company that Company benefits payable or accruable to Participants, to the extent such benefits are based on earnings or compensation level, shall be based on Base Pay. Notwithstanding the foregoing, this paragraph (k) shall apply to Participants outside of the United States to the extent permissible under applicable local laws.

(l)    Stockholder Approval.    Shareholders of the Company will be asked to approve the Plan to the extent necessary to allow the Company under Section 162(m) to preserve the tax deductibility of payments for performance-based compensation made under the plan to Covered Officers. Plan amendments shall require stockholder approval to the extent required by applicable law or the applicable rules of any stock exchange.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold	For All Except*
01 – Heidi Kunz	☐	☐	☐
02 – David M. Lawrence, M.D.
03 – A. Barry Rand
________________________________________________________________
* To withhold authority to vote for an individual nominee, please write the nominees name on the line above.

B Issues				C Householding Election
The Board of Directors recommends a vote FOR the following proposals.	For	Against	Abstain	Mark “FOR” to enroll this account to receive certain future investor communications in a single package per household. Mark “AGAINST” if you do not want to participate. See enclosed notice.	For	Against

2. The ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.	☐	☐	☐	To change your election in the future, call 1-877-309-9856.	☐	☐
	For	Against	Abstain	If you plan on attending the Annual Meeting, please check the box to the right.	☐

3. The approval of the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees.	☐	☐	☐	If you have Comments, please check the box to the right, and note on the reverse side.	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

D Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1 U P X         H H H         P P P P         0 0 4 7 2 1 1

Proxy - AGILENT TECHNOLOGIES, INC.

Annual Meeting of Stockholders - March 1, 2005

This Proxy is solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Edward W. Barnholt and D. Craig Nordlund, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Agilent Technologies, Inc. held of record by the undersigned on January 3, 2005, at the Annual Meeting of Stockholders to be held on Tuesday, March 1, 2005, or any postponement or adjournment thereof.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

(Continued and to be voted on reverse side.)

AGILENT TECHNOLOGIES, INC. encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the 2005 proxy statement and then follow these easy steps:

Telephone and Internet Voting Instructions

You can vote by telephone or Internet! Quick easy immediate Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•      Call toll free 1-888-726-7790 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.

•      Mark, sign and date the proxy card.

•      Return the proxy card in the postage-paid envelope provided or return it to Agilent Technologies, Inc., c/o Computershare Investor Services, P.O. Box 2702, Bedford Park, IL 60690-9402.

C0123456789	12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 A.M., Central Time, on March 1, 2005.

THANK YOU FOR VOTING